UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): December 11, 2002

                             ERIE INDEMNITY COMPANY
               (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                   0-24000                 25-0466020
  -------------------------------       -------------        -------------------
  (State or other jurisdiction of       (Commission         (I.R.S. Employer
  incorporation)                         File Number)        Identification No.)


100 Erie Insurance Place, Erie, Pennsylvania                      16530
--------------------------------------------                ----------------
  (Address of principal executive offices)                     (Zip Code)

          Registrant's telephone number, including area code (814) 870-2000

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Item 5. OTHER EVENTS.

On December 11, 2002, Erie Indemnity Company issued a press release which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit Number        Description
--------------        -----------
99.1                  Press release dated December 11, 2002



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    ERIE INDEMNITY COMPANY


                                    Erie Indemnity Company
                                ------------------------------
                                       (Registrant)

Date: December 11, 2002         /s/ Philip A. Garcia
                                -------------------------------
                              (Philip A. Garcia, Executive Vice President & CFO)

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EXHIBIT 99.1

          ERIE INDEMNITY SETS MANAGEMENT FEE AND INCREASES DIVIDEND

Erie, Pa. - December 11, 2002 -- At the December 10, 2002, regular meeting of the board of directors of the Erie Indemnity Company (NASDAQ: ERIE), the board approved an increase in shareholders' dividends. The board also set the management fee rate and service fee rate charged to the Erie Insurance Exchange for 2003.

The board of directors increased the regular quarterly dividend from $0.17 to $0.19 on each Class A share and from $25.50 to 28.50 on each Class B share. The dividend is payable January 20, 2003, to shareholders of record as of January 6, 2003, with a dividend ex-date of January 2, 2003. The dividend increases were a result of the Company's continuing strong financial performance. The rise in the dividend represents an 11.8 percent increase over the current dividend amount.

In a separate action, the board voted to reduce for 2003 the management fee rate to 24 percent from the current 25 percent rate paid Erie Indemnity Company by the Erie Insurance Exchange. If the 24 percent rate had been in effect for the nine months ended September 30, 2002, the Company's net income per share would have been reduced by $0.22 or 11.2 percent. The Company's board of directors has the authority to change the management fee rate at its discretion, however the maximum fee rate permissible by agreement is 25 percent. This action was taken after the board's consideration and review of the relative financial position of the Erie Insurance Exchange and the Erie Indemnity Company.

"Considering the Company's strong earnings position, as evidenced by third quarter income per share growth, and the relative premium growth and surplus position of the Erie Insurance Exchange, this action supports our long-term strategic emphasis on underwriting profitability," says Jeffrey A. Ludrof, president and CEO.

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The Company also will reduce the service fee rate paid to Erie Indemnity Company by the Erie Insurance Exchange in 2003 for the management and administration of its voluntary assumed reinsurance business from unaffiliated entities from 7 percent to 6 percent of the assumed voluntary reinsurance premiums. If the 6 percent rate had been in effect for the nine months ended September 30, 2002, the Company's net income per share would have been reduced by $0.01.

Erie Indemnity Company management also announced a one-time charge of $.06 per share, after taxes, will be recorded in the fourth quarter of 2002, to establish an estimated allowance for returned management fees not expected to be collected from Erie Insurance Exchange. Future changes in this allowance will be reflected in the Company's statement of operations and are not expected to be material. Management fees have previously been returned to Erie Insurance Exchange when policyholders' canceled their coverage and premiums were returned. This charge recognizes the management fee anticipated to be returned to the Erie Insurance Exchange based on historical cancellation rates. Though not material to the financial results or financial condition of the Company, management believes that establishing the allowance is appropriate since it is a more conservative basis of accounting for the management fee. The cash flows of the Erie Indemnity Company are unaffected by the establishment of the allowance.

Erie Indemnity Company is the principal management company for the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie Pennsylvania, is the 17th largest automobile insurer in the United States based on direct premiums written and the 25th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A++, (superior) by A.M. Best Company, has more than 3.4 million policies in force and operates in 11 states and the District of Columbia.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

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"Safe Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995:  Certain  forward-looking  statements  contained  herein involve risks and
uncertainties.   These  statements  include  certain  discussions   relating  to
management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company's other business activities during 2002 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions. These forward-looking statements reflect the Company's current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

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